Exhibit 3.45

AMENDED AND RESTATED OPERATING AGREEMENT OF

SOUTH CENTRAL KENTUCKY LIMESTONE, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) is made and entered into effective as of July 23, 2010 by and among SOUTH CENTRAL KENTUCKY LIMESTONE, LLC, a Kentucky limited liability company (the “Company”), and its sole member, GLASS PAVING AND STONE, LLC, a Kentucky limited liability company (the “Member”).

ARTICLE I

FORMATION; PURPOSES; DEFINITIONS

Section 1.1. Formation of Company. The Company was formed as a limited liability company under the laws of the Commonwealth of Kentucky by the filing of Articles of Organization (the “Articles of Organization”) for SOUTH CENTRAL KENTUCKY LIMESTONE, LLC pursuant to the Kentucky Limited Liability Company Act. This Agreement is subject to, and governed by, the Kentucky Limited Liability Company Act and the Articles of Organization.

Section 1.2. Purposes. The purposes of the Company shall be to engage in the road paving, asphalt and grading business, to do all things necessary or convenient to transact its business and affairs, and to transact any other lawful business.

Section 1.3. Defined Terms. The terms used in the Agreement with their initial letters capitalized will, unless the context otherwise requires or unless otherwise expressly provided herein, have the meanings specified in this Section 13 or elsewhere in this Agreement. When used in this Agreement, the following terms will have the meanings set forth below:

(a) “Act” means the Kentucky Limited Liability Company Act, Kentucky Revised Statutes Chapter 275, as it may he amended from time to time.

(b) “Capital Account” means the individual accounts established and maintained pursuant to Section 2.2 of this Agreement.

(c) “Capital Contribution” means the total value of cash and agreed fair market value of property contributed and agreed to be contributed to the Company by the Member, as shown in Exhibit A, as the same may be amended from time to time.

(d) “Code” means the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code will include any corresponding provision or provisions of succeeding law.

(e) “Person” means any natural person, association, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock association, joint venture, firm, trust, business trust, cooperative or other entity, domestic or foreign.

(f) “Units” means the units of membership in the Company described in Section 2.3. Distributions made in proportion to or in accordance with the Units shall be based upon relative Units as of the record date for distributions and in accordance with IRC §706(c) and (d).

ARTICLE II

MEMBER

Section 2.1. Name, Address and Capital Contributions of Member. The Member’s address, initial Capital Contribution and Units are set forth on Exhibit A attached hereto.

Section 2.2. Capital Contributions and Capital Accounts.

(a) The initial Member will make Capital Contributions in the form and amount set forth on Exhibit A. No interest will be paid on any Capital Contribution.

(b) A Capital Account will be established and maintained on behalf of the Member, which will be maintained in accordance with all applicable federal and state laws and regulations.

(c) The Member shall have no liability or obligation to restore a negative or deficit balance in the Member’s Capital Account.

Section 2.3. Units. The Company is authorized to issue one hundred (100) Units, all of which shall be of a single class and shall have the voting and other rights, powers, privileges and authority described in this Agreement or the Act, and which may be represented in certificate form.

ARTICLE III

MANAGEMENT AND CONTROL OF BUSINESS

Section 3.1. Management Vested in Member. Management of the Company shall be vested in the Member, who shall have the authority to direct, manage and control the business and affairs of the Company in accordance with the terms of this Agreement and the Act.

Section 3.2. Authority to Bind the Company. The Member shall have the authority to bind the Company and may execute any document or take any action on behalf of the Company and such execution or action shall be binding upon the Company.

ARTICLE IV

LIMITATION ON LIABILITY; INDEMNIFICATION

Section 4.1. Limitation on Liability. No Member, employee or agent of the Company will be personally liable by reason of being a Member, employee or agent of the Company under a judgment, decree or order of a court, agency or tribunal of any type, or in any other manner, or on any other basis, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, except as specifically set forth in the Act. The status of a Person as a Member, employee or agent of the Company will not subject the person to personal liability for the acts or omissions, including without limitation any negligence, wrongful act or actionable misconduct, of any other Member, employee or agent of the Company. The Member shall not be required to loan any funds to the Company. Except as otherwise required hereunder, the Member shall not be required to make any Capital Contribution to the Company by reason of any negative balance in the Member’s Capital Account, nor will any negative balance in the Member’s Capital Account create any liability on the part of the Member to any third party.

Section 4.2. Indemnification.

(a) To the greatest extent allowed by the laws of the Commonwealth of Kentucky, the Company will indemnify the Member if made a party to any proceeding because the Member is or was a Member against all liability incurred by the Member in connection with any proceeding and pay for or reimburse the reasonable expenses incurred by the Member in connection with any such proceeding in advance of final disposition thereof. The indemnification and advancement of expenses provided for under this Section 4.2 will be applicable to any proceeding arising from acts or omissions occurring before or after the date of this Agreement.

(b) The Company will have the power, but not the obligation, to indemnify any Person who is or was an employee or agent of the Company to the same extent as if such Person was a Member.

(c) Nothing contained in this Section 4.2 will limit or preclude, or be deemed, exclusive of any right under applicable law or contract relating to, indemnification for or advancement of expenses to any Person who is or was a Member of the Company or who is or was serving at the Company’s request as a director, officer, partner, manager, trustee, employee, or agent of another Person, employee benefit plan, or other enterprise, whether for-profit or not. Nothing contained in this Section 4.2 will limit the ability of the Company to otherwise indemnify or advance expenses to any Person,

(d) For purposes of this Section 4.2:

(i) The term “expenses” includes all direct and indirect costs (including without limitation counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Section 4.2, applicable law or otherwise.

(ii) The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(iii) The term “party” includes a Person who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(iv) The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

ARTICLE V

TAX MATTERS

Section 5.1. Disregarded Entity. The Company has only a single member and shall be a disregarded entity for Federal income tax purposes.

Section 5.2. Fiscal Year. The Company’s fiscal year shall be from January 1 to December 31 of each year.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1. Allocation of Net Income, Net Loss or Capital Gains. Subject to this Agreement and applicable law, all net income, net loss or capital gains of the Company for each fiscal year of the Company shall be allocated to the Member.

Section 6.2. Distribution of Available Cash. Periodically, the available cash of the Company, if any, shall be distributed to the Member, at its discretion,

ARTICLE VII

CESSATION OF MEMBERSHIP

Section 7.1. Cessation of Membership. The Member shall cease to be a Member upon the occurrence of an event of disassociation as described in Section 275.280 of the Act, in which case the Company shall be dissolved in accordance with Article VIII unless:

(a) A new or substitute member is admitted to the Company effective as of the occurrence of the event that terminated the continued membership of the Member; or

(b) Within ninety (90) days after the occurrence of the event that terminated the continued membership of the Member, the successor-in-interest of the Member agrees in writing to continue the Company and to the admission of the successor-in-interest of the Member or its designee to the Company as a new or substitute member, effective as of the occurrence of the event that terminated the continued membership of the Member.

ARTICLE VIII

DISSOLUTION

Section 8.1. Dissolution of the Company.

(a) The Company shall be dissolved, its assets disposed of, and its affairs wound up upon the happening of the first to occur of the following:

(i) A vote or consent by the Member that the Company should be dissolved.

(ii) The stated date for dissolution of the Company, if any, set forth in the Articles of Organization.

(iii) A dissolution event as may he provided by applicable law, to the extent not overridden by this Agreement.

(b) Upon dissolution, the Company shall continue its existence but shall not carry on any business except that appropriate to wind up and liquidate its business and affairs, including without limitation collecting its assets, disposing of its properties not to be distributed in kind to the Member, discharging or making provision for discharging its liabilities, distributing its remaining property to the Member, and doing any other act necessary to wind up and liquidate its business and affairs.

Section 8.2. Winding Up, Liquidation and Distribution of Assets. Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities, and operations. The Member shall immediately proceed to wind up the affairs of the Company in accordance with the Act.

Section 8.3. Articles of Dissolution. After the dissolution of the Company, articles of dissolution shall be executed and delivered to the Kentucky Secretary of State for filing in accordance with the Act. The Member or other appropriate party shall have authority to distribute any Company property discovered after dissolution, to convey real estate, and to take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Effect of Amendment. This Agreement amends, restates and supersedes in its entirety the Operating Agreement of the Company dated July 8, 2010.

Section 9.2. Governing Law. This Agreement and the rights of the parties hereunder will he governed by, interpreted and enforced in accordance with the laws of the Commonwealth of Kentucky.

Section 9.3. Binding Effect. This Agreement is binding upon and inures to the benefit of the Company, the Member and the Member’s successors and assigns.

Section 9.4. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns, and no other Person will have any rights, interests, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 9.5. Amendments. All amendments to this Agreement must be in writing and signed by the Member.

Section 9.6. Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date set forth in the caption.

SOUTH CENTRAL KENTUCKY LIMESTONE, LLC

By:	Glass Paving and Stone, LLC, its Sole Member

	By:	/s/ James D. Scott
	Title:	Manager
(the “Company”)

GLASS PAVING AND STONE, LLC

	By:	/s/ James D. Scott
	Title:	Manager

(the “Member”)

EXHIBIT A

NAME OF MEMBER	ADDRESS	INITIAL CAPITAL CONTRIBUTION	UNITS

Glass Paving and Stone, LLC	395 North Middletown Road, Paris, KY 40361

(a) a fee simple interest in that real property referred to as the “Monroe County Quarry” as described in Schedule 1.4(a) of that certain Membership Unit Purchase Agreement dated July 23, 2010 among the Company, Member, Scotty’s Contracting & Stone, LLC and Quality Asphalt, LLC (the “Purchase Agreement”);

(b) a fee simple interest in that portion of the real property referred to as the “Barren County Quarry” described in Schedule 1.4(b) of the Purchase Agreement;

(c) a fee simple interest in that portion of the real property referred to as the “Metcalfe County Quarry” described in Schedule 1.4(e) of the Purchase Agreement;

(d) a fee simple interest in that real property referred to as “Summer Shade Quarry” as described in Schedule 1.4(d) of the Purchase Agreement;

(e) a leasehold interest in the real property known as the “Barren East Quarry” as described in Schedule 1.4(e) of the Purchase Agreement;

(f) a fee simple interest in that real property known as “Pace Quarry” as described in Schedule 1.4(f) of the Purchase Agreement;

(g) a fee simple interest in that real property known as “McMurtrey Quarry” as described in Schedule 1.4(g) of the Purchase Agreement;

(h) SCS Stockpile Inventory and Liquid Inventory on site at the SCS Quarries;

(i) crushing and mobile equipment set forth in Schedule 1.4(i) of the Purchase Agreement;

100

UNITS

(j) all right, title and interest in the unregistered trade names set forth in Section 1.4(j) of the Purchase Agreement;

(k) any Permits associated with the SCS Quarries;

(l) the stone and mineral rights (but not the surface rights) with respect to the real property described in Schedule 1.4(c) of the Purchase Agreement; and

(m) any mineral leases on reserves at the SCS Quarries.

(Capitalized terms used but not defined above have the meanings given to them in the Purchase Agreement.)